Ford

NEWS
Contact:	For Media Inquiries: Oscar Suris 313-594-1106 osuris@ford.com	For Investor Inquiries: Raj Modi 313-323-8221 rmodi@ford.com

FOR IMMEDIATE RELEASE
FORD PRESIDENT, COO JIM PADILLA TO RETIRE

•  Padilla, a 40-year veteran of Ford Motor Company, is retiring as president and chief operating officer, effective July 1.

•  Bill Ford, chairman and chief executive officer, will assume Padilla's responsibilities through the chairing of a new
 Executive Operating Committee composed of the company's executive vice presidents.

DEARBORN, Mich., April 6, 2006 - Ford Motor Company today announced that Jim Padilla will retire as the company's president and chief operating officer, effective July 1, and that his responsibilities will be assumed by Chairman and Chief Executive Officer Bill Ford through the chairing of a new Executive Operating Committee composed of the automaker's executive vice presidents.

Padilla's retirement plans cap a distinguished 40-year career and include his decision not to stand for re-election to the company's Board of Directors at the Annual Meeting in May. The following month, Padilla celebrates his 60th birthday.

"I'm grateful for the 40 years of service Jim Padilla has given to Ford Motor Company. They reflect the commitment and dedication that make Ford people so special in our industry," Bill Ford said. "The legacy of Jim's impassioned leadership will be his tireless pursuit of excellence, his inspired championing of workplace diversity and the mentoring he practiced that paved the way for so many of our senior executives leading Ford today."

Go to http://media.ford.com for news releases and high-resolution photographs.

Ford executives who have risen through the company's leadership ranks under Padilla's tenure have included Mark Fields, executive vice president and president, The Americas; Mark Schulz, executive vice president and president, International Operations; Anne Stevens, executive vice president and chief operating officer, The Americas; and Lewis Booth, executive vice president, Ford of Europe and Premier Automotive Group.

"Bill Ford and I have worked hard to develop and assemble the best leadership for the company," Padilla said. "We have the right team for the job at hand and it is time for me to allow them to grow even further and transition into the new roles that await them. It is because of these individuals, and the people they lead, that I leave Ford with confidence in the company's future."

As part of Padilla's transition to retirement, Fields and Schulz, who reported to Padilla, will begin reporting directly to Bill Ford. Mr. Ford's other direct reports remain unchanged. Additionally, Bill Ford will chair a new Executive Operating Committee that will be composed of the company's executive vice presidents, including Fields, Schulz, Stevens, Booth and Chief Financial Officer Don Leclair.

Padilla joined Ford in 1966 as a quality control engineer. In 1976, he accepted the first of a series of management positions in product engineering and manufacturing. From 1992 to 1996, Padilla served in senior manufacturing, engineering and general management roles at Jaguar during its critical turnaround period.

From 1996 through 1998, he was president of Ford South America Operations, where he was responsible for restructuring the company’s operations after the breakup of Autolatina, a joint venture with Volkswagen.

He was named group vice president, Global Manufacturing in 1999 and added the Quality organization in 2001. From 2001 to 2002, he was group vice president, North America, and was then elevated to executive vice president of the company, president of The Americas. In that role, he was responsible for all operations in the development, manufacturing, marketing and sales of Ford, Mercury and Lincoln vehicles in the United States, Canada, Mexico and South America.

Go to http://media.ford.com for news releases and high-resolution photographs.

The Board of Directors appointed Padilla chief operating officer and chairman of Automotive Operations in April 2004. He joined the Board of Directors and became the company's president and chief operating officer in February 2005.

Padilla holds bachelor’s and master’s degrees in chemical engineering and a master’s degree in economics from the University of Detroit-Mercy. He was a White House Fellow and served as special assistant to the U.S. Secretary of Commerce in 1978 and 1979. In 2001, he was named a Fellow by the National Academy of Engineering. Padilla is a member of the U.S. Department of Commerce's Manufacturing Council. He also is the chair of the Corporate Board of Advisors of the National Council of La Raza.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures and distributes automobiles in 200 markets across six continents. With about 300,000 employees and 108 plants worldwide, the company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company. For information regarding Ford’s products, visit www.fordvehicles.com.

# # #

Go to http://media.ford.com for news releases and high-resolution photographs.